Exhibit 99.14

FOR IMMEDIATE RELEASE

Contact:	Maria Vafiades
Chief Financial and Accounting Officer
Telephone: (508) 947-4343

MAYFLOWER CO-OPERATIVE BANK ANNOUNCES COMPLETION OF

REORGANIZATION INTO HOLDING COMPANY STRUCTURE

MIDDLEBORO, Mass., February 15, 2007 — Mayflower Co-operative Bank (Nasdaq: MFLR) announced today the completion on February 15, 2007 of its reorganization as a wholly owned subsidiary of a new holding company, Mayflower Bancorp, Inc. In the reorganization, each outstanding share of common stock of Mayflower Co-operative Bank was converted into one share of common stock of Mayflower Bancorp, Inc. Mayflower Bancorp, Inc. common stock is listed in place of the common stock of Mayflower Co-operative Bank on the Nasdaq Global Market under the symbol “MFLR.” Stock certificates that heretofore represented shares of Mayflower Co-operative Bank common stock will now represent an identical number of shares of Mayflower Bancorp, Inc. common stock without any further action by stockholders. The reorganization does not alter the business of the Bank. The Bank’s deposits continue to be insured in full by the Federal Deposit Insurance Corporation (FDIC) and the Share Insurance Fund of Massachusetts.

Although the Bank has no expansion plans at this time, the Board of Directors believes that the establishment of the holding company will expand the means by which capital can be raised, provide the Bank with greater flexibility in structuring possible acquisitions, and allow greater diversification of the Bank’s activities.

Mayflower Co-operative Bank is a Massachusetts state chartered co-operative bank specializing in residential and commercial lending and traditional banking and deposit services. The Bank currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester and Wareham, Massachusetts. All of the Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) and by the Share Insurance Fund (SIF) of Massachusetts.

This press release may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Bank’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Bank’s operations, pricing, products and services.